Exhibit 4.17

FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company – Scorpio Gold Corporation (the “Company”), #750 – 1095 W Pender Street, Vancouver, BC V6E 2M6.

Item 2.	Date of Material Change – January 16, 2026.

Item 3.	News Release – A news release dated January 16, 2026 was disseminated through the facilities of Newsfile Corp. and subsequently filed under the Company’s profile on www.sedarplus.ca.

Item 4.	Summary of Material Change – Scorpio Gold issued 6,465,000 incentive stock options to directors, officers, and consultants of the Company. The options are exercisable at a price of $0.37 per share with an expiry date of January 16, 2031. 6,065,000 of the Options are to vest as to 25% every 6 months and 400,000 Options are to vest as to 50% in 4 months and 50% in 6 months from the grant date.

Item 5.	Full Description of Material Change – Please see full news release in attached Schedule “A”.

Item 6.	Reliance on Section 7.1(2) or (3) of National Instrument 51-102 – Not applicable.

Item 7.	Omitted Information – Not applicable.

Item 8.	Executive Officer – Zayn Kalyan, CEO of the Company, is knowledgeable about the material change and this report. Mr. Kalyan can be contacted at (604) 252-2672.

Item 9.	Date of Report – January 19, 2026.

SCHEDULE “A”

NEWS RELEASE DATED JANUARY 16, 2026

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